                                                                    Exhibit 99.1


                       Palm Valley-11 ST Development Well
                             In Australia A Dry Hole

Hartford, Conn., August 9, 2004 - Magellan Petroleum Corporation (NASDAQ: MPET) said that its 55-percent-held subsidiary, Magellan Petroleum Australia Limited, made the following release to the Australian Stock Exchange on Monday, August 9, 2004:

                               ANNOUNCEMENT TO ASX

                         PALM VALLEY-11 DEVELOPMENT WELL
                             WEEKLY DRILLING REPORT
                                Palm Valley-11 ST

The Palm Valley-11 ST development well reached a total depth of 2,214 metres at 15:30 hours (Central Australian Time) on 8 August 2004 without encountering a commercial gas flow from reservoir fractures. An open-hole flow test at total depth resulted in a weak air blow which died after 45 minutes with no gas to surface. The operation at 06:00 hours (Central Australian Time) today was building mud volume and laying out the bottom-hole assembly prior to wire-line logging, which will be carried out later today. Once wire-line logs have been acquired, the well will be plugged and abandoned.

The Palm Valley-11 ST well is located on the Palm Valley gas field approximately 120 kilometres west-southwest of Alice Springs, Northern Territory, in the north-central part of the Amadeus Basin.

Palm Valley-11 ST Details:

Petroleum Title:       Petroleum Lease No.3, NT.

District:              Henbury, Northern Territory

Location:              Palm Valley Gas Field, Amadeus Basin, Northern Territory.
                       Approximately 120 km WSW of Alice Springs.
                       3.3 kilometres SW of Palm Valley-2.

Coordinates:           Latitude: 24(degree)01' 00.8" South.
                       Longitude: 132(degree)37' 19.6" East (GDA94).

Drilling Rig:          OD&E Rig 16

Proposed Total Depth:  2,330 m KB

Objective:             Reservoir-effective fractures in the primary
                       objective of the gas-bearing sandstone of the Ordovician lower Stairway Sandstone, below
                       1,845 m, or in the secondary objective of the top Pacoota Sandstone P1 Unit below 2,086 m.

Current Operations:    Building mud volume at total depth of 2,214 m.

Participants in the Palm Valley-11 ST well are:

             Magellan Petroleum (N.T.) Pty Ltd          52.023%
             (Operator)
             The Santos Group                           47.977%


Statements in this press release that are not historical in nature are intended to be - and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are uncertainties as to pricing and production levels from the properties in which the Company has interests, and the extent of the recoverable reserves at those properties. The Company undertakes no obligation to update or revise forward looking statements, whether as a result of new information, future events, or otherwise.